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                                                              EXHIBIT NO. 10.9

          CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

                                    AGREEMENT

         This AGREEMENT is made and entered into April 26, 2001 by and between NitroMed, Inc., a Delaware corporation with its principal place of business at 12 Oak Park Drive, Bedford, Massachusetts, 01730 (the "Company") and FoxKiser, a law firm with its principal place of business at 750 17th Street, N.W., Suite 1100, Washington D.C. 20008 ("FoxKiser").

         In consideration of mutual agreements and covenants set forth below, the Company and FoxKiser hereby agree as follows:

1. DEFINITIONS

         As used in this Agreement, the following terms shall have the following definitions:

         1.1 AFFILIATE. "Affiliate" of a Party shall mean any company controlling, controlled by or under common control with such Party. For purposes of this Section 1.1, "control" shall mean (a) in the case of corporate entities, direct or indirect ownership of a least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership or a least fifty percent (50%) of the equity interest with power to direct the management and policies of such non-corporate entities. A company shall be considered an "Affiliate" for only so long as such ownership or control exists.

         1.2 BIDIL PRODUCTS. "BiDil Products" shall mean the Company's therapeutic products consisting of a combination of hydralazine and isosorbide dinitrate (with or without one or more additional active ingredients) alone or in combination with any other active compounds or active ingredients.

         1.3 FDA. "FDA" means the United States Food and Drug Administration.

         1.4 FIRST COMMERCIAL SALE. "First Commercial Sale" means the first commercial sale of a BiDil Product by the Company, its Affiliates or its sublicensees. Sales for test marketing, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

         1.5 NET SALES. "Net Sales" shall mean the gross amount received by the Company, its Affiliates and/or sublicensees from an unrelated third party on sales or other dispositions of BiDil Products in the Territory, less the following items: (a) trade, cash and quantity discounts, allowances and rebates actually allowed and taken directly with respect to such sales or disposition;
(b) tariffs, duties, excises, value-added and sales taxes or other taxes imposed upon and paid with respect to such sales or dispositions (excluding national, state and local taxes based on income); (c) actual amounts repaid or credited by reason of rejections, defects, recalls and


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returns or because of rebates or retroactive price reductions; and (d) freight, postage, insurance and other transportation charges separately invoiced by shipping such BiDil Product.

         1.6 PARTY. "Party" shall mean either the Company or FoxKiser, as applicable. "Parties" shall mean the Company and FoxKiser, collectively.

         1.7 SERVICES. "Services" means those services provided by FoxKiser or its Affiliates to obtain written FDA approval of the first BiDil product. Subsequent to approval of the first BiDil product compensation for legal services provided by FoxKiser shall be governed by a separate agreement to be entered into between the Parties.

         1.8 THIRD-PARTY ROYALTY. "Third-Party Royalty" means the aggregate royalty payable to the Company by any third party upon the sale of a BiDil Product by such third party pursuant to the terms of a license or other business arrangement between such third party and the Company, after deducting the portion of such royalty which the Company is required to pay to Professor Jay N. Cohn.

2. CONSIDERATION FOR SERVICES

         2.1 FEES AND EXPENSES. For Services rendered hereunder, the Company shall pay to FoxKiser the following fees and expenses:

             (a) The Company shall pay FoxKiser its legal fees at its normal and customary rates and fees for consulting services provided [**].

             (b) The Company agrees to reimburse FoxKiser for all reasonable and necessary costs and expenses incurred by FoxKiser in connection with providing the Services, including payments made to consultants, advisors or other third parties which are retained by FoxKiser with Nitromed's consent.

         2.2 PAYMENT OF FEES AND EXPENSES.

             (a) For informational purposes only, FoxKiser will prepare and submit to the Company a quarterly statement of the fee amounts described in
Section 2.1 (a) above. The Parties agree that the payment of such fees will be deferred by the Company and will be paid in full by the Company within forty-five (45) days after the date on which the Company has received written FDA approval of the first BiDil Product.

             (b) The Company will pay to FoxKiser the expense amounts describe in Section 2.1(b) above within thirty (30) days after receipt of such expenses.

         2.3 ROYALTIES. In further consideration for Services provided, upon approval of any BiDil product, the Company agrees to pay to FoxKiser royalties on the sales of that BiDil product as follows:

             (a) In the event that the Company elects to commercialize and sell the BiDil Product independently, the Company shall pay to FoxKiser a royalty equal to [**] percent ([**]%) for the Company's Net Sales.


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             (b) In the event that the Company elects to license to a third party the right to commercialize and sell any BiDil Product, the Company shall pay to FoxKiser a royalty equal to [**] percent ([**]%) of the Net Sales of that BiDil Product by such third party, subject to adjustment as described in Section 2.3(c) below.

             (c) The royalty payment set forth in Section 2.3(b) shall be subject to adjustment, based upon the good faith negotiation of the Parties, in the event that the Company enters into a license or other business arrangement with a third party on terms that limit the Third Party Royalty payable to the Company to less than [**] percent ([**]%).

             (d) The royalty payments due for a BiDil product shall end six months from the date of market introduction of a FDA-approved generic version of that product.

         2.4 PAYMENT OF ROYALTIES.

             (a) All payments under Section 2.3 above shall be made within sixty
(60) days after the end of each calendar quarter by wire transfer to such bank and account as FoxKiser may from time to time designate in writing. All such payments shall be made in U.S. Dollars.

             (b) All payments due under Section 2.3. above but not paid by the Company on the due date thereof shall bear interest at the U.S. prime rate of CitiBank N.A. Such interest shall accrue on the balance of unpaid amounts outstanding from the date on which portions of such amount become due and owing until payment thereof in full.

3. ROYALTY REPORTS

         3.1 CONTENTS OF THE COMPANY'S REPORTS. The Company shall deliver to FoxKiser within sixty (60) days after the end of each calendar quarter, beginning with the calendar quarter in which the First Commercial Sale occurs, a written report describing, for the applicable quarter: (a) the gross sales of each BiDil Product by the Company, its Affiliates and sublicensees, together with the deductions therefrom and resulting Net Sales; and (b) the total royalty due on such Net Sales under Section 2.3. above. Each report shall be accompanied by full payment to FoxKiser of the royalties payable under Section 2.3 above.

         3.2 ROYALTIES MISTAKENLY PAID ON RETURNED BIDIL PRODUCTS. If the Company pays a royalty on a BiDil Product which has been or is subsequently returned to the Company or its Affiliate or sublicensee, the amount of the royalty so paid shall be deemed a nonrefundable credit against royalties payable by the Company for subsequent calendar quarters.

         3.3 THE COMPANY'S BOOKS AND RECORDS. The Company agrees to make and keep, and agrees to cause it Affiliates and sublicensees to make and keep, full and accurate books and records in sufficient detail to enable royalties payable hereunder to be determined. On thirty (30) days' prior written notice to the Company, FoxKiser and its certified public accountants, on one occasion during each calendar year, shall have reasonable access to such books and records of the Company and its Affiliates and sublicensees pertaining to activities under this Agreement and shall each have the right to make copies therefrom at FoxKiser's expense. FoxKiser and its certified public accountants shall each have such access at all reasonable times and from time to time during normal business hours. Prompt adjustment shall be made by the proper Party to


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compensate for any errors or omissions disclosed by such audit. FoxKiser agrees to hold confidential all information learned in the course of any examination of books and records hereunder except when it is necessary for FoxKiser to reveal such information in order to enforce its rights under this Agreement or except when compelled by law or when such information is publicly available without breach by FoxKiser.

         3.4 THE COMPANY'S REPORTS CONCLUSIVELY CORRECT. In the absence of fraud, all reports and payments not disputed as to correctness by FoxKiser within three (3) years after receipt thereof shall thereafter conclusively be deemed correct for all purposes.

4. TERM AND TERMINATION

         4.1 TERM OF AGREEMENT. Unless it is terminated earlier pursuant to this
Article 4, this Agreement shall continue in full force and effect unless and until a renegotiation is triggered as set forth in Section 2.3 above.

         4.2 TERMINATION FOR MATERIAL BREACH. Upon any material breach of this Agreement by either the Company, on one hand, or FoxKiser on the other hand (in such capacity, the "Breaching Party"), the other Party or Parties (in such capacity, the "Non-Breaching Party") may terminate this Agreement by providing sixty (60) days' written notice to the Breaching Party, specifying the material breach. The termination shall become effective at the end of the sixty (60) day period unless (a) the Breaching Party cures such breach during such sixty (60) day period, or (b) if such breach is not susceptible to cure within sixty (60) days of the receipt of written notice of the breach, the Breaching Party is diligently pursuing a cure (unless such breach, by its nature, is incurable, in which case the Agreement may be terminated immediately). Any dispute over whether a material breach has occurred shall be resolved by binding arbitration.

         4.3 PAYMENT OBLIGATIONS CONTINUE. Upon termination of this Agreement, nothing shall be construed to release the Company from its obligations to pay FoxKiser any and all royalties or other amounts accrued but unpaid hereunder prior to the date of such termination.

5. MISCELLANEOUS

         5.1 ASSIGNMENTS. This Agreement and any and all of the rights and obligations of any Party hereunder shall not be assigned, delegated, sold, transferred or otherwise disposed of, by operation of law or otherwise, without the prior written consent of the Company, on one hand, or FoxKiser, on the other hand, which consent shall not be unreasonably withheld; provided, however, that the Company may assign, delegate, sell, transfer or otherwise dispose of rights and obligations hereunder without such prior written consent to any purchaser of all or substantially all of the assets or stock of the Company, through merger, consolidation or otherwise, provided that in any such case such assignee or successor expressly assumes the obligations of the Company hereunder. This Agreement shall be binding upon, and inure to the benefit of, the Company and FoxKiser and their respective successors and assigns, to the extent such assignments are in accordance with this Section 5.1.


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         5.2 GOVERNING LAW. This Agreement shall be governed, interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be fully performed therein.

         5.3 WAIVER. A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

         5.4 NOTICES.

             (a) Each notice required or permitted to be sent under this Agreement shall be given by facsimile transmission or by registered or recorded delivery letter to the Parties, to the attention of Allan Fox of FoxKiser and Michael Loberg of NitroMed, at the addresses indicated on the first page here.

             (b) Any properly addressed notice if given or made by registered or recorded delivery letter shall be deemed to have been received on the earlier of the date actually received and the date five (5) business days after the same was posted (and in proving such it shall be sufficient to prove that the envelope containing the same was properly addressed and posted as aforesaid) and if given or made by facsimile transmission shall be deemed to have been received at the time of dispatch, unless such date of deemed receipt is not a business day, in which case the date of deemed receipt shall be the next succeeding business day.

         5.5 ENTIRE UNDERSTANDING. This Agreement between the Parties entered into as of the date hereof embody the entire understanding between the Parties relating to the subject matter hereof, whether written or oral, and there are not prior representations, warranties or agreements between the Parties not contained in this Agreement.

         5.6 AMENDMENTS. Any amendment or modification of any provision of this Agreement must be in writing, dated and signed by each of the Parties hereto.

         5.7 HEADINGS. Any headings contained herein are for directory purposes only, do not constitute a part of this Agreement, and shall not be employed in interpreting this Agreement.

         5.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original.

         5.9 DISPUTE RESOLUTION. All disputes under this agreement, including disagreements with respect to the calculation of royalties, shall be resolved by binding arbitration.


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         IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first written above.

                                               NITROMED, INC.


                                               By:  /s/ MICHAEL LOBERG
                                                   ----------------------------
                                               Name:  Michael Loberg
                                               Title: President

                                               FOXKISER


                                               By:  /s/ ALLAN M. FOX
                                                    ---------------------------
                                               Name:  Allan M. Fox
                                               Title: Partner